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                                                                    Exhibit 23.3


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statements of General Growth Properties, Inc. on Forms S-3 (File Nos. 333-11067, 333-15907, 333-17021, 333-23035, 333-37247, 333-37383 and 333-41603) and the Registration
Statements on Forms S-8 (File Nos. 33-79372, 333-07241, 333-11237 and 333-28449)
of our report dated February 6, 1998, except as to Note 1 for which the date is May 28, 1998, on our audit of the statement of revenues and certain expenses of Northbrook Court for the year ended December 31, 1997, and which is also included in this Form 8-K/A dated June 2, 1998. We also consent to the reference to our firm under the caption "Experts" in the above Registration Statements.


                                        Coopers & Lybrand L.L.P.

Chicago, Illinois
June 2, 1998